Exhibit 12.1
Central Pacific Financial Corp. & Subsidiaries
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands)
Ratio 1 - including deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$75,056	$72,220	$72,956	$60,842	$59,828
Fixed charges	14,957	9,234	6,533	6,421	7,201
Total	$90,013	$81,454	$79,489	$67,263	$67,029

Fixed charges:
Interest on deposits	$11,197	$5,606	$3,627	$3,727	$4,044
Interest on other short-term borrowings	183	578	254	92	6
Interest on long-term debt	3,479	3,005	2,626	2,572	3,119
Interest on preferred stock dividends	—	—	—	—	—
Portion of rents representative of the interest factor of rental expense	98	45	26	30	32
Total fixed charges	$14,957	$9,234	$6,533	$6,421	$7,201

Preferred stock dividend requirements	—	—	—	—	—

Fixed charges and preferred stock dividends	$14,957	$9,234	$6,533	$6,421	$7,201

Ratio of earnings to fixed charges	6.0	8.8	12.2	10.5	9.3
Coverage deficiency	$—	$—	$—	$—	$—

Ratio of earnings to fixed charges and preferred stock dividends	6.0	8.8	12.2	10.5	9.3
Coverage deficiency	$—	$—	$—	$—	$—

Ratio 2 - excluding deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$75,056	$72,220	$72,956	$60,842	$59,828
Fixed charges	3,760	3,628	2,906	2,694	3,157
Total	$78,816	$75,848	$75,862	$63,536	$62,985

Fixed charges:
Interest on other short-term borrowings	$183	$578	$254	$92	$6
Interest on long-term debt	3,479	3,005	2,626	2,572	3,119
Interest on preferred stock dividends	—	—	—	—	—
Portion of rents representative of the interest factor of rental expense	98	45	26	30	32
Total fixed charges	$3,760	$3,628	$2,906	$2,694	$3,157

Preferred stock dividend requirements	—	—	—	—	—

Fixed charges and preferred stock dividends	$3,760	$3,628	$2,906	$2,694	$3,157

Ratio of earnings to fixed charges	21.0	20.9	26.1	23.6	20.0
Coverage deficiency	$—	$—	$—	$—	$—

Ratio of earnings to fixed charges and preferred stock dividends	21.0	20.9	26.1	23.6	20.0
Coverage deficiency	$—	$—	$—	$—	$—